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                                                                      EXHIBIT 12

GTE North Incorporated and Subsidiary

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                   Years Ended December 31,
                                              --------------------------------------------------------------------------------------
                                                  1997           1996          1995          1994            1993         1993 (a)
                                              --------------------------------------------------------------------------------------
                                                                    (Thousands of Dollars)
Net earnings available for fixed charges:
  Income before extraordinary charges         $  731,455     $  551,500     $  493,244     $  476,276     $  105,216     $  340,316
  Add - Income taxes                             425,970        321,175        271,743        284,293         34,925        181,325
      - Fixed charges                            138,668        129,084        128,105        121,978        136,262        136,262
                                              ----------     ----------     ----------     ----------     ----------     ----------
Adjusted earnings                             $1,296,093     $1,001,759     $  893,092     $  882,547     $  276,403     $  657,903
                                              ==========     ==========     ==========     ==========     ==========     ==========
Fixed charges:
  Interest expense                            $  128,707     $  120,607     $  118,921     $  112,885     $  123,557     $  123,557
  Portion of rent expense
      representing interest                        9,961          8,477          9,184          9,093         12,705         12,705
                                              ----------     ----------     ----------     ----------     ----------     ----------
Adjusted fixed charges                        $  138,668     $  129,084     $  128,105     $  121,978     $  136,262     $  136,262
                                              ==========     ==========     ==========     ==========     ==========     ==========
RATIO OF EARNINGS TO FIXED
  CHARGES                                           9.35           7.76           6.97           7.24           2.03           4.83

(a) Excludes an after-tax restructuring charge of approximately $230.8 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $4.3 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.